Magellan Petroleum to Present at Sidoti’s Semi-Annual Microcap Conference

DENVER, January 8, 2014 /Marketwire/ -- Magellan Petroleum Corporation (“Magellan” or the “Company”) (NASDAQ: MPET) announced today that the Company will be presenting at Sidoti & Company’s Semi-Annual Microcap Conference to be held at the Grand Hyatt Hotel in New York City on January 13, 2014.

Antoine Lafargue, Chief Financial Officer, is scheduled to present at approximately 9:20 AM EST. Presentation materials will be available in the Investor Relations section of the Company’s website at www.magellanpetroleum.com.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and development company with assets in the US, Australia, and the UK. The Company is primarily focused on the development of a CO2-enhanced oil recovery (“CO2-EOR”) program at Poplar Dome in eastern Montana. Historically active in Australia, Magellan operates two gas fields onshore Northern Territory and an exploration block in the Bonaparte Basin, offshore Northern Territory. Magellan also maintains a large acreage position onshore the UK prospective for unconventional shale oil and gas production. Magellan is headquartered in Denver, Colorado. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello, Manager, Investor Relations at 720.484.2404 or IR@magellanpetroleum.com